EXHIBIT 99.1

TRONOX NAMES TIM CARLSON AS CHIEF FINANCIAL OFFICER

STAMFORD, Conn., October 17, 2016 – Tronox Limited (NYSE: TROX) announced today that it has named Timothy C. Carlson as senior vice president and chief financial officer.

Carlson, 51, will join Tronox on October 31, 2016.  He will lead the company’s global finance group, including treasury, financial planning, accounting, controller, risk management, compliance & audit, and investor relations.

Carlson will also serve as a company officer and as a member of the Tronox executive management team.  He will report to Chairman and Chief Executive Officer Tom Casey, and will be based at the company’s corporate offices in Stamford, Conn.

“We’re excited to have Tim join Tronox, where he will play an important role in spearheading our previously announced business goals of improving costs and profitability, and advancing efficiencies within our finance organization and across the company worldwide. He brings to Tronox strong leadership experience in global publicly traded enterprises, with a steadfast eye toward maximizing value for shareholders, customers, employees, and other stakeholders,” said Tom Casey.

Carlson most recently served as the chief financial officer of Precision Valve Corporation, a private equity-owned business based in Rye Brook, N.Y. The company is a global manufacturer and supplier of aerosol valves, actuators, and other dispensing products used in industrial, personal care, food, and pharmaceutical markets. In his role, he led EBITDA improvement activities, improved internal controls, and standardized the company’s financial reporting and operating metrics. He joined the company in July 2015.

From September 2007 to May 2014, Carlson was the executive vice president, chief financial officer, and treasurer of ATMI, Inc., headquartered in Danbury, Conn.  A publicly traded company, ATMI was a global supplier of semiconductor materials and materials packaging and delivery systems used in the manufacturing of microelectronics devices. The company had operations in seven countries around the world and generated the majority of its revenue through its international operations. ATMI was sold to Entegris, Inc. in 2014.

Earlier in his career Carlson held a series of finance, strategic planning, and auditing roles at various divisions of Campbell Soup Company, including sites in Camden, N.J., Norwalk, Conn., and Sydney, Australia.  He holds a Bachelor of Science degree in economics from the University of Pennsylvania, Wharton School of Business and is a certified public accountant.

About Tronox
Tronox Limited is a global leader in the mining, production and marketing of inorganic minerals and chemicals. The company operates two vertically integrated businesses: Tronox Titanium Dioxide (TiO2) and Tronox Alkali. For more information, visit www.tronox.com

Media Contact: Bud Grebey, 203-705-3721, Bud.Grebey@tronox.com
Investor Contact: Brennen Arndt, 203-705-3722